Exhibit 10.22
WITHOUT PREJUDICE / SUBJECT TO CONTRACT
Compromise Agreement

THIS AGREEMENT is made on	05	Oct 2019

BETWEEN

(1)	JAZZ PHARMACEUTICALS IRELAND LIMITED a company incorporated under the laws of Ireland having its registered office at Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4 ( the “Company”);
AND

(2)	PAUL TREACY of Ireland (the “Employee”).
(Each a “Party” and collectively the “Parties”)
WHEREAS:

A.
The Employee is presently employed by the Company on the terms and the conditions set out in a contract of employment dated 10 June 2014, executed by the Employee on 23 June 2014, and amended by letter dated 8 December 2014 (the “Employment Contract”).

B.
It is agreed that the three-month notice of termination of the Employee’s employment pursuant to clause 15 of the Employment Contract shall officially begin as of 1 October 2019 (the “Notice Effective Date”).

C.	The Company is entering into this Agreement for itself and on behalf of each of its Associated Undertakings.
IT IS HEREBY AGREED as follows:

1.	Termination of employment; Transition Assistance.

1.1
The Employee’s employment with the Company shall terminate on 31 December 2019 (the “Termination Date”). Prior to the Notice Effective Date, the Employee will reasonably cooperate with the Company and provide full transition assistance with respect to his role, duties and projects, including, but not limited to, working closely with Daniel Swisher on preparing and implementing a mutually acceptable communication plan regarding his departure (including internal and external communications), and the transition plan for his responsibilities and relationships.

1.2
Save as set out in this Agreement, the Employee’s entitlement to salary and all other benefits associated with his employment by the Company shall continue until the Termination Date when they shall cease.

1.3	By reason of the termination of his employment, the Employee is entitled to receive the following payments:

1.3.1	salary and contractual benefits up to and including the Termination Date; and

1.3.2	payment in lieu of outstanding annual leave accrued by the Employee, but not taken at the Termination Date.

1.4
The payments specified in clause 1.3 shall be paid in the ordinary course via Company payroll and shall be subject to such income tax, PRSI and USC and other deductions as the Company is required (or permitted) to deduct from the gross amount and remit to the Irish Revenue Commissioners and/or any other tax or, governmental or, fiscal authority (“Revenue”) under the relevant tax and social welfare (or equivalent) legislation.

2.	Garden Leave

2.1
Between the Notice Effective Date and the Termination Date, the Employee shall be on paid garden leave. During the garden leave period, the Company shall not be obliged to provide the Employee with any work or assign to him any powers, duties or functions (and shall be entitled to appoint the Employee’s successor). Save as agreed or requested by the Company, during the garden leave period the Employee: shall be removed from his position and not undertake any job duties; shall not enter any premises of the Company or any Associated Undertaking; and shall not engage in any contact (whether or not initiated by him), other than social contact, with any customer, client, supplier, consultant or agent of the Company or any Associated Undertaking.

2.2
For the avoidance of doubt, during the garden leave period the Employee shall continue to be bound by the duties of fidelity and good faith and shall comply with any and all relevant obligations under the Employment Contract or implied by common law (including but not limited to the duties of confidentiality and trust and confidence).

2.3
During the garden leave period, the Company may require the Employee to undertake at his home or at the premises of the Company or any Associated Undertaking or at such place reasonably nominated by the Company such reasonable duties as the Company may at its discretion assign to him and to provide any reasonable assistance requested by the Company or any Associated Undertaking. In particular, the Employee shall be required to provide full transition assistance to the Company including (but not limited to) assistance with regard to a mutually acceptable communication plan regarding his departure, and the transition of his responsibilities and relationships. The Employee shall hold himself available and remain contactable during normal business hours (other than agreed holidays or authorised sickness) to perform any such duties or provide any such assistance and shall ensure that the Company has up to date contact details for him.

3.	Consideration, settlement, release and discharge

3.1
As compensation for the Employee’s loss of employment, and subject to compliance by the Employee with his obligations under this Agreement, including providing the transition assistance discussed in clause 1.1 and signing and returning the Supplemental Waiver of Claims referred to in clause 9 (below), the Company shall make an ex gratia payment (the “Termination Payment”) to the Employee by no later than the Payment Date (defined below) consisting of the following amounts: (a) 2019 bonus in the amount of €180,000; (b) 2020 bonus in the amount of €180,000; (c) twenty-four (24) months of basic salary in the amount of €800,000; and (d) an amount equivalent to twenty-four (24) months of the Employee’s regular monthly employee benefits in effect as of the Termination Date.

3.2
The Termination Payment shall be in full and final settlement, release and discharge of any and all actions or causes of actions, claims, complaints, contracts, liabilities and agreements (if any) as the Employee has or may have against the Company and/or any Associated Undertaking, and its or their employees, officers, shareholders and agents, whether arising under Statute, common law, contract, tort (including claims for personal injuries), equity or otherwise arising out of his employment and/or the termination of such employment.

3.3	For the purposes of this Agreement, the expression ‘Statute’ shall include, but not be limited to the following:

•	the Redundancy Payments Acts 1967- 2014;

•	the Terms of Employment (Information) Acts 1994 - 2014;

•	the Minimum Notice and Terms of Employment Acts 1973 - 2005;

•	the Protection of Employment Act 1977 - 2014;

•	the Protection of Employment (Exceptional Collective Redundancies and Related Matters) Act 2007;

•	the Organisation of Working Time Act 1997;

•	the Payment of Wages Act 1991;

•	the Unfair Dismissals Acts 1977 - 2015;

•	the Protected Disclosures Act 2014;

•	the Employment Equality Acts 1998 - 2015;

•	the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003;

•	the Maternity Protection Acts 1994 and 2004;

•	the Adoptive Leave Acts 1995 and 2005;

•	the Parental Leave Acts 1998 and 2006;

•	the Paternity Leave and Benefit Act 2016;

•	the National Minimum Wage Acts 2000 and 2015;

•	the Carer’s Leave Act 2001 (as amended);

•	the Protection of Employees (Part-Time Work) Act 2001;

•	the Protection of Employees (Fixed-Term Work) Act 2003;

•	the Industrial Relations Acts, 1946 - 2015;

•	the Data Protection Acts 1988 - 2018;

•	the Workplace Relations Act 2015;

•	the Employment (Miscellaneous Provisions) Act 2018; and

•	the Safety Health and Welfare at Work Act 2005 - 2014.

3.4
For the purposes of clause 3.1, the “Payment Date” shall mean the date which is 30 days after the date on which the Company receives from the Employee a duly executed copy of the Supplemental Waiver of Claims (provided that the Employee signs and returns this Agreement by no later than 4 October 2019).

3.5
The Employee acknowledges that the payment to him of the Termination Payment is made without any admission of any liability or breach of statute or law by the Company or of any duty or obligation owed to him by the Company.

3.6
Subject to the Employee’s signature of the Form of letter attached at Appendix 1 in a form satisfactory to the Company, the Termination Payment will be made in the most tax efficient manner permitted by law provided that this does not result in any additional cost or liability whatsoever to the Company and, subject thereto, the Termination Payment shall be subject to such income tax, PRSI, USC and other deductions as the Company is required to deduct from the gross amount and remit to Revenue under the relevant tax and social welfare legislation.

3.7
The Employee hereby agrees to indemnify and hold harmless the Company and any Associated Undertaking in full (on a continuing basis) against any tax liabilities, charges, levies, duties, social security liabilities, withholdings, other fiscal impositions and other similar deductions of any kind whatsoever, including any interest, charges, surcharges, fines and penalties thereon or claims made by Revenue arising from or in connection with the payment of the Termination Payment and any other payments contemplated under this Agreement, which may arise subsequent to the date hereof.

4.	Continuing obligations

4.1
The Employee shall continue to be bound by any of the provisions of the Employment Contract which are expressed to take effect on or to continue after the termination of his employment including, but not limited to, clauses 23, 24 and 25 thereof.

4.2
The Employee hereby covenants and agrees that he will not, from the Termination Date, hold himself out or expressly or impliedly represent to any third party that he has the authority to speak for, represent or in any way bind the Company, or any of its Associated Undertakings.

4.3
Without prejudice to any obligations owed by him under the Employment Contract, the Employee acknowledges that during the term of his employment, he had access to information which is confidential and/or proprietary to the Company, including but not limited to trade secrets, know-how, information that results from research and development, technical data, information concerning past, existing or prospective customers and/or suppliers and other information of a commercial, financial or technical nature relating in any way whatsoever to the business and affairs of the Company, and its Associated Undertakings (“Confidential Information”). The Employee undertakes and agrees that all Confidential Information shall be and remain at all times the exclusive property of the Company. The Employee further undertakes and agrees that he will not at any time prior to or following the termination of his employment with the Company reveal, publish or disclose Confidential Information to any person, association, future employer or company nor shall he use it for his own benefit or for the benefit of others without prior written consent of a duly authorised officer of the Company.

5.	Return of property

5.1
The Employee shall, no later than the Notice Effective Date, deliver up to the Company, all property belonging to the Company in his possession or under his control including but not limited to any Company vehicle and all accessories, Company mobile phone, laptop and any other electronic communication devices, security card or key to the premises, Company credit cards, Company files, personnel records, books, returns, Company information, memoranda, data, correspondence and all documentation prepared or obtained by the Employee in the course of his employment with the Company relating to its business and affairs; and the Employee undertakes not to retain copies of any of the foregoing documents without the prior written consent of the Company. The Employee agrees to provide a warranty to the Company, upon request, as to his compliance with this provision.

5.2
The Employee shall, no later than the Notice Effective Date, provide to the Company full details of all then current passwords used by the Employee in respect of computer equipment belonging to the Company or any Associated Undertaking and, having forwarded a copy to the Company, irretrievably delete from any computer drives, disks, tapes or other re-usable material and/or from any website and/or email account in the Employee’s possession or under his control (but which do not belong to the Company or any Associated Undertaking) any information belonging or relating to the business of the Company or any Associated Undertaking, their customers, clients or suppliers.

After deleting such material, the Employee shall at the Company’s request warrant in writing that he has complied with this clause.

6.	No voluntary disclosure
Except as disclosure may be required by law (including corporate filing requirements), the Parties agree that the terms of this Agreement are confidential as between the Parties and that they shall not voluntarily divulge or publish, directly or indirectly, any information whatsoever regarding the substance, terms or existence of this Agreement. Notwithstanding the foregoing, the Parties may disclose this Agreement to their legal and other professional advisors, and the Employee may disclose this Agreement in confidence to his immediate family members.

7.	No adverse remarks
The Employee shall not at any time make any negative or adverse remarks whatsoever concerning the Company or any Associated Undertaking or any of its or their shareholders, directors, officers, employees or agents or concerning the business, operations, technologies, products, services, marketing strategies, pricing policies, management affairs, financial condition, systems and procedures, controls, books and records, or service provider of the Company or any Associated Undertaking. The following individuals shall be instructed not to make negative or adverse remarks whatsoever concerning the Employee’s employment with the Company: Bruce Cozadd, Chief Executive Officer; Daniel Swisher, President and Chief Operating Officer; Heidi Manna, Chief Human Resources Officer; and the members of the Board of Directors of Jazz Pharmaceuticals plc.

8.	Independent legal advice

8.1	The Employee confirms and agrees that he has been advised to and afforded the opportunity of obtaining independent legal advice regarding the contents and effect of this Agreement.

8.2
The Employee acknowledges that he understands the effect and implications of this Agreement. The Employee confirms that he has signed this Agreement with full understanding that he is releasing and compromising any and all claims that he has or might have against the Company arising from or connected with his employment with the Company and the termination of such employment.

9.	Supplemental waiver of claims
The Employee acknowledges that the payment of the Termination Payment is conditional upon the Employee signing and returning the Supplemental Waiver of Claims (set out in Schedule A to this Agreement) to Heidi Manna, Chief Human Resources Officer, on or within 7 days from the Termination Date.

10.	General

10.1
This Agreement shall be governed by and construed in accordance with the laws of Ireland and the courts of Ireland shall have exclusive jurisdiction to deal with all disputes arising from or touching upon this Agreement.

10.2
For the purposes of this Agreement, “Associated Undertaking” means any undertaking which from time to time is a subsidiary of the Company or is a holding company of the Company or a subsidiary of any such holding company (“holding company” and “subsidiary” having the meanings set out in section 7 and 8 of the Irish Companies Act 2014). By way of example, but not limitation, Jazz Pharmaceuticals plc is an Associated Undertaking;

10.3	This Agreement contains the whole agreement between the Parties relating to the matters provided for in this Agreement and supersedes all previous agreements (if any) between the Parties in respect of such matters and each Party acknowledges that in agreeing to enter into this Agreement they have not relied on any representations or warranties except for those contained in this Agreement.

10.4
This Agreement, although marked “without prejudice” and “subject to contract” shall, upon signature by both parties, be treated as an open document evidencing an agreement that is and will be binding on the parties.

10.5
This Agreement may be executed by the parties to this Agreement on separate counterparts, each of which when executed shall constitute the original and all such counterparts together constitute but one and the same instrument.

[Signature page follows.]

Dated the 5 day of October 2019.

SIGNED:	/s/ Paul Treacy
Paul Treacy

DATE:	05 Oct 2019.

IN THE PRESENCE OF: Witness	/s/ Veronique O’Sullivan

Witness name, occupation and address	VERONIQUE O'SULLIVAN
PUBLIC SERVANT
15 ARDFIELD MEADOWS
ARDFIELD, DOUGLAS, CORK.

SIGNED:	/s/ Heidi Manna
For and on behalf of the Company

DATE:	9/4/19

APPENDIX 1
Confirmation Letter
Mr Paul Treacy
Private & Confidential
Jazz Pharmaceuticals Ireland Limited
Fifth Floor,
Waterloo Exchange,
Waterloo Road,
Dublin 4
Dear Sirs
I refer to the ex gratia Termination Payment referenced in clause 3.1 of the Compromise Agreement between me and Jazz Pharmaceuticals Ireland Limited (the “Company”), to be paid to me by the Company in connection with the termination of my employment.
The term “Termination Date” has the same meaning as in the Compromise Agreement that I entered into with the Company.
I confirm that I have not made a claim under section 123, section 201 or Schedule 3 of the Taxes Consolidation Act 1997 (as amended) within the period of ten years prior to the Termination Date.
I further confirm that the aggregate amount of all tax free payments made to me in respect of any and all ex-gratia payments received by me during my lifetime, including the tax exempt amount in respect of the proposed ex-gratia payment in clause 3.1 of the Compromise Agreement, does not exceed the limit of €200,000 as set out in section 201(8) of the Taxes Consolidation Act 1997 (as amended).
I am entitled to receive a tax-free lump sum in the future under the Company’s occupational pension plan. The net present value as at the Termination Date of the future tax-free lump sum is approximately €164,491.70

Yours sincerely	Witness Name:	/s/ VERONIQUE O'SULLIVAN
	Witness Address:	15 ARDFIELD MEADOWS, CORK
/s/ Paul Treacy	Witness Occupation:	PUBLIC SERVANT
Paul Treacy
Date: 14 NOV 2019	Date: 05 . OCT 2019

SCHEDULE A
Supplemental Waiver of Claims
In further consideration of the terms and conditions of the Compromise Agreement executed by me on 05 October 2019, I accept the terms and conditions of this supplemental waiver of claims (“Waiver”) and waive as a full and final settlement, and satisfaction of any and all claims, actions or causes of action, suits, complaints, contracts or liabilities of whatsoever nature made and/or which may be made by me in Ireland and/or in any other jurisdiction anywhere in the world against the Company and any Associated Undertakings and/or each and all of their respective directors, officers, employees, shareholders and agents in connection with and/or arising out of and/or concerning my employment with the Company and/or the termination of such employment.
Without prejudice to the generality of the foregoing, I hereby acknowledge and agree that the provisions made in the Compromise Agreement constitute a full and final settlement of all claims, actions or causes of action and demands made and/or which may be made by me against the Company, any Associated Undertakings and the other persons referred to above, whether such claims arise at common law, in equity, pursuant to Statute (including but not limited to the Redundancy Payments Acts 1967 - 2014; the Terms of Employment (Information) Acts 1994 -2014; the Minimum Notice and Terms of Employment Acts 1973 - 2005; the Protection of Employment Act 1977-2014; the Protection of Employment (Exceptional Collective Redundancies and Related Matters) Act 2007; the Organisation of Working Time Act 1997; the Payment of Wages Act 1991; the Unfair Dismissals Acts 1977 - 2015; the Protected Disclosures Act 2014; the Employment Equality Acts 1998 - 2015; the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003; the Maternity Protection Acts 1994 and 2004; the Adoptive Leave Acts 1995 and 2005; the Parental Leave Acts 1998 and 2006; the Paternity Leave and Benefit Act 2016; the National Minimum Wage Acts 2000 and 2015; the Carer’s Leave Act 2001 (as amended); the Protection of Employees (Part-Time Work) Act 2001; the Protection of Employees (Fixed-Term Work) Act 2003; the Industrial Relations Acts, 1946 - 2015; the Data Protection Acts 1988 - 2018; the Workplace Relations Act 2015; the Employment (Miscellaneous Provisions) Act 2018, and the Safety Health and Welfare at Work Act 2005-2014) or pursuant to contract, in tort (including personal injury claims) or otherwise, howsoever arising.
I acknowledge that I have read, advised of and been given an opportunity to take legal advice on the Compromise Agreement and the provisions hereof and that I understand, accept and agree to the contents of the same and, furthermore, that I am signing this Waiver voluntarily without coercion of any description and with full understanding that I am releasing and compromising any and all claims and demands of every nature whatsoever that I have or might have against the Company and its Associated Undertakings and the other persons referred to above, save only in respect of the obligations of the Company as set out in the Compromise Agreement.

Dated this 6 day of JAN [month] 2020 [year]

Signed by:	/s/ Paul Treacy	Witness:	/s/ Veronique O’Sullivan
PAUL TREACY